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                        GRANITE STATE ENERGY, INC.
                            Statement of Income
      (expressed in millions, rounded to hundred thousands of dollars)
                        Period Ended March 31, 1998
                     (Unaudited, subject to adjustment)

                                                                      Quarter
                                                                      -------
Operating revenue                                                    $0.2
                                                           ----

Operating expenses:
    Purchased electric energy                                         0.2
                                                                     ----

    Net income                                                          -
                                                                     ====
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